Exhibit 3.1


                           CERTIFICATE OF AMENDMENT OF

                            ARTICLES OF INCORPORATION

                                       OF

                          TEMECULA VALLEY BANCORP INC.
                           (a California corporation)

     The undersigned, Neil M. Cleveland and Terry Tarrant, hereby certify that:

     ONE:       They are the duly elected and acting Chairman of the Board and
Secretary, respectively, of Temecula Valley Bancorp Inc., a California corporation ("Corporation").

     TWO:       Article III of the Articles of Incorporation of the Corporation
is amended to read as follows:

                                  ARTICLE III

     AUTHORIZED
     STOCK: The Corporation is authorized to issue only one class of stock, designated as Common Stock, and the total number of shares which the Corporation is authorized to issue is ninety million (90,000,000).


     THREE:     The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

     FOUR:      The foregoing amendment has been duly approved by the required vote of shareholders in accordance with Section 903 of the California Corporations Code. The Corporation is authorized to issue one class of stock, Common Stock. The total number of outstanding shares of Common Stock entitled to vote with respect to this amendment was 10,040,267. The number of shares of Common Stock voting in favor of the amendment to the Articles of Incorporation referenced above exceeded the vote required. The percentage vote required was more than 50% of the outstanding Common Stock.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


     IN WITNESS WHEREOF, the undersigned have executed this certificate on May 26, 2009.


                                        /s/ Neil M. Cleveland
                                        -----------------------
                                        Neil M. Cleveland
                                        Chairman of the Board


                                        /s/ Terry Tarrant
                                        -----------------------
                                        Terry Tarrant
                                        Secretary